EXHIBIT 4

THIRD SUPPLEMENTAL SENIOR INDENTURE

BETWEEN

MORGAN STANLEY

AND

THE BANK OF NEW YORK MELLON

as successor to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), Trustee

Dated as of September 10, 2008

SUPPLEMENTAL TO SENIOR INDENTURE DATED NOVEMBER 1, 2004.

THIS THIRD SUPPLEMENTAL SENIOR INDENTURE dated as of September 10, 2008 between MORGAN STANLEY, a Delaware corporation (the “Issuer”), and THE BANK OF NEW YORK MELLON as successor to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as trustee (the “Trustee”),

W I T N E S S E T H :

WHEREAS, the Issuer and the Trustee are parties to that certain Senior Indenture dated as of November 1, 2004 (the “Indenture”);

WHEREAS, the Issuer established and on May 12, 2008 issued its Medium-Term Notes, Series F, Leveraged U.S. Inflation Index Linked Notes due May 12, 2011 (the “Notes”);

WHEREAS, Section 8.01 of the Indenture provides that, without the consent of the Holders of any Securities, the Issuer, when authorized by a resolution of its Board of Directors, and the Trustee may enter into indentures supplemental to the Indenture for the purpose of, among other things, correcting any provision contained therein, subject to the conditions set forth therein; provided that no such action shall adversely affect the interests of the Holders of the Securities;

WHEREAS, the Issuer desires to modify certain provisions of the Notes to correct the Initial Index Value with respect to the Notes, which corrected Initial Index Value shall be lower than the Initial Index Value as originally stated;

WHEREAS, the entry into this Third Supplemental Senior Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture; and

WHEREAS, all things necessary to make this Third Supplemental Senior Indenture a valid indenture and agreement according to its terms have been done;

NOW, THEREFORE:

In consideration of the premises and the purchases of the Securities by the holders thereof, the Issuer and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective holders from time to time of the Notes as follows:

ARTICLE 1

Section 1.01. Amendment of the Notes. (i) The definition of Initial Index Value within the Notes is hereby amended by deleting the existing definition in its entirety and inserting in lieu thereof the following:

INITIAL INDEX VALUE: 211.693, the Index Value for February 2008, the third calendar month preceding the Settlement Date

SECTION 1.02. Exchange of the Notes. The Trustee is authorized to exchange the original certificates dated May 12, 2008 evidencing the Notes for the duly executed and authenticated certificates evidencing the amended terms of the Notes. Upon such exchange, the Trustee shall promptly cancel and dispose of such original Notes in accordance with Section 2.10 of the Indenture. Failure to exchange such original Notes for such amended Notes in accordance with this Section will not impair the validity of or otherwise affect the Notes, as amended.

ARTICLE 2

Miscellaneous Provisions

Section 2.01. Further Assurances. The Issuer will, upon request by the Trustee, execute and deliver such further instruments and do such further acts as may reasonably be necessary or proper to carry out more effectively the purposes of this Third Supplemental Senior Indenture.

Section 2.02. Other Terms of Indenture. Except insofar as herein otherwise expressly provided, all provisions, terms and conditions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect.

Section 2.03. Terms Defined. All terms defined elsewhere in the Indenture shall have the same meanings when used herein.

Section 2.04. Governing Law. This Third Supplemental Senior Indenture shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State, except as may otherwise be required by mandatory provisions of law.

Section 2.05. Counterparts. This Third Supplemental Senior Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 2.06. Responsibility of the Trustee. The recitals contained herein shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Senior Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Senior Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of September 10, 2008.

MORGAN STANLEY

By:	/s/ DAVID RUSSO
Name: David Russo
Title: Assistant Treasurer

Attest:

By:	/s/ W. GARY BEESON
Name: W. Gary Beeson
Title: Assistant Secretary

THE BANK OF NEW YORK MELLON TRUSTEE,

By:	/s/ SCOTT KLEIN
Name: Scott Klein
Title: Assistant Treasurer

Attest:

By:	/s/ RAFAEL MIRANDA
Name: Rafael Miranda
Title: Vice President

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

On this 10th day of September 2008 before me personally came David Russo to me personally known, who, being by me duly sworn, did depose and say that he resides at Hoboken, New Jersey; that he is the Assistant Treasurer of Morgan Stanley, one of the corporations described in and which executed the above instrument; and that signed his name thereto by authority of the Board of Directors of said corporation.

[NOTARIAL SEAL]

/s/ MICHAEL M. O’BRIEN
Notary Public

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

On this 10th day of September 2008 before me personally came Scott Klein to me personally known, who, being by me duly sworn, did depose and say that he resides at Queens, New Yorkl; that he is an Assistant Treasurer of The Bank of New York Mellon, one of the corporations described in and which executed the above instrument; and that signed his name thereto by authority of the Board of Directors of said corporation.

[NOTARIAL SEAL]

/s/ CARLOS R. LUCIANO
Notary Public